Exhibit 10.1

January 23, 2006

Regis Corporation

7201 Metro Boulevard

Minneapolis, MN 55439

Attention:                                         Regis Corporation Board of Directors

Re:                                                                               Bridge Commitment Letter for Project Pie

You have advised Banc of America Securities LLC (“BAS”) that you have entered into a merger agreement (the “Merger Agreement”) pursuant to which all of the shares of common stock of Sally Holdings, Inc. (“Spin Co.”), a wholly-owned subsidiary of Alberto-Culver Company (“Alberto-Culver”), would be distributed pro rata to the common stockholders of Alberto-Culver and, immediately after consummation of the distribution, a wholly owned subsidiary of Regis Corporation (“you”or the “Company”) would merge with and into Spin Co. (with Spin Co. continuing as the surviving company), followed by the merger of Spin Co. with and into another wholly owned subsidiary of the Company (“Newco”), with Newco continuing as the surviving company, in each case subject to the terms and conditions of the Merger Agreement.  As part of the merger transaction (“Merger Transaction”), it is our understanding that you will issue approximately 55.6 million of your common shares to shareholders of Spin Co. (who are also shareholders of Alberto-Culver) and that Spin Co. will distribute approximately $400.0 million of cash to Alberto-Culver (the “Merger Financing”).  You have also advised BAS that at this time you require a commitment for a senior loan of $400.0 million which would be available to Spin Co. under a bridge credit facility (the “Bridge Facility”).  To the extent Spin Co. requires debt financing under the Bridge Facility for the Merger Financing, you anticipate that Spin Co. would refinance the Bridge Facility with the proceeds from an alternative debt financing in an amount up to $400.0 million (the “Alternative Debt Financing”).  The Merger Financing, the entering into and funding of the Bridge Facility, if required, the Alternative Debt Financing, and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, Banc of America Mezzanine Capital LLC (“BAMC” and together with BAS, “BofA” or “us”) is pleased to advise you of its commitment to provide 100% of the full principal amount of the Bridge Facility, if required, all upon and subject to the conditions set forth in this Letter Agreement and its willingness to act as the sole administrative agent through itself or one of its affiliates (in such capacity, the “Administrative Agent”) for the Bridge Facility upon and subject to the terms and conditions set forth in this Letter Agreement and in the summary of terms attached as Appendix A hereto (the “Summary of Terms” and, together with this letter agreement, the “Letter Agreement”).

All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

You hereby agree that, effective upon your acceptance of this Letter Agreement and continuing through the earlier of (x) the date that the Bridge Facility is repaid in full and terminated and (y) the Alternative Debt Financing is closed and the proceeds thereof are used to repay any amounts outstanding under the

Bridge Facility, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any credit facility, bridge loan, debt securities or other debt financing similar to or as a replacement of the Bridge Facility and the Alternative Debt Financing for the purposes of funding the Merger Transaction, unless the Merger Financing does not proceed or is abandoned, or this Letter Agreement is terminated or it expires.  Notwithstanding anything to the contrary contained herein, the restrictions set forth in the preceding sentence shall terminate if the Company is prepared to consummate the Merger Transaction and BofA notifies the Company that, at such time, one or more conditions to BofA’s obligation to make the Bridge Facility and the Alternative Debt Financing available to the Borrower are not satisfied at such time, unless BofA agrees to waive such conditions.

BAS reserves the right to engage the services of its affiliates to furnish the services, or to perform the obligations, contemplated hereby and to allocate any fees payable to us as we and our affiliates may agree in our sole discretion.  The undertaking of BofA to provide the services described herein is subject to the satisfaction of each of the following conditions precedent:  (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to BofA and your compliance in all material respects with the terms of this Letter Agreement; (b) the negotiation, execution and delivery of definitive documentation for the Bridge Facility consistent with the Summary of Terms and otherwise reasonably satisfactory to BAMC and (c) no change, occurrence or development shall have occurred or become known to BofA which was not previously disclosed to BofA since September 30, 2005 that could reasonably be expected to have a Material Adverse Effect.  As used herein, “Material Adverse Effect” means, with respect to the Company, Spin Co. and their respective subsidiaries, any effect, change, circumstance or development that, individually or in the aggregate with other such effects, changes, circumstances or developments, is both material and adverse to the business, financial condition, operations, results of operations, properties, assets or liabilities of the Company, Spin Co. and their respective subsidiaries, taken as a whole, other than any effect, change, circumstance or development (A) resulting from the announcement of the transactions contemplated by the Merger Agreement or any action taken in connection with the transactions contemplated hereby pursuant to the terms of the Merger Agreement, (B) relating to any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company, Spin Co. or any of their respective subsidiaries with any supplier or group of suppliers, (C) relating in general to the industries in which the Company, Spin Co. and their respective subsidiaries operate (but only if the Company and its subsidiaries, taken as a whole, are not disproportionately affected in any material respect as compared to other comparable companies in their industry), (D) relating to changes after the date hereof in United States GAAP or the accounting rules and regulations of the SEC or (E) relating to changes in applicable laws.

You hereby represent and warrant that all information, other than the Projections (defined below), that has been or is hereafter made available to BofA by you or any of your representatives (on your behalf) in connection with any aspect of the Merger Financing (the “Information”) is and will be complete and correct in all material respects, taken as a whole, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made, and (b) all financial projections concerning the Company and Newco and their respective subsidiaries that have been or are hereafter made available to BofA by you or any of your representatives (on your behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made; it being recognized by BofA that the Projections to future events are not to be viewed as facts and actual results may vary significantly from projected results.  You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the

Information and the Projections from time to time until the closing date for the Bridge Facility or the Alternative Debt Financing (the “Closing Date”) so that the representation and warranty in the preceding sentence is correct on the Closing Date.  In issuing this commitment, BofA is and will be using and relying on the Information and the Projections without independent verification thereof.  The Information and Projections provided to BofA and the Information Memorandum are hereinafter referred to as the “Transaction Materials.”

By executing this Letter Agreement, you agree to reimburse BofA on the Closing Date for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of BofA, one selected legal counsel to BAMC as the Administrative Agent on the Bridge Facility, and (b) due diligence expenses) incurred in connection with the Bridge Facility and Alternative Debt Financing, the preparation of the definitive documentation therefore and the other transactions contemplated hereby.

You agree to indemnify and hold harmless BofA and its affiliates and their respective officers, directors and employees (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel (except the allocated costs of in-house counsel)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or (b) the Bridge Facility and the Alternative Debt Financing (if arranged by BofA) or any use made or proposed to be made with the proceeds thereof, except (A) to the extent such claim, damage, loss, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or directly from a breach of our obligations hereunder or (ii) arises out of any claim that does not involve an act or omission by you or your affiliates and that is brought by an Indemnified Person against any other Indemnified Person and (B) for any settlement consummated with any third party without your prior written consent, provided that such consent shall not unreasonably be withheld if the settlement constitutes a final and complete resolution to all such claims and includes a release of the Company and its affiliates and their respective officers, directors, employers and agents.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Notwithstanding any other provision of this Letter Agreement, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems except as a result of the gross negligence or willful misconduct of any Indemnified Person.

This Letter Agreement and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your, Alberto-Culver’s and Spin Co.’s respective accountants, attorneys, executive officers and other professional advisors retained by you, Alberto-Culver and Spin Co.

in connection with the Transaction or as otherwise required by law or legal process or in connection with the enforcement of rights hereunder or thereunder, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that after your acceptance of this Letter Agreement, you may disclose this Letter Agreement in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.  Further, BofA and its affiliates shall be permitted to use information related to the arrangement of the Bridge Facility and the Alternative Debt Financing in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications subject to your prior written consent (such consent not to be unreasonably withheld).  BofA hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow BofA to identify you in accordance with the Patriot Act.

You acknowledge that BofA or its affiliates may be providing financing or other services to parties whose interests may conflict with yours.  BofA agrees that (i) it will not furnish confidential information obtained from you to any of its other customers, (ii) it will treat confidential information relating to you and your and its respective affiliates with the same degree of care as they treat their own confidential information and (iii) it shall use such information solely for providing the services which are the subject of this Letter Agreement.  BofA further advises you that it will not make available to you confidential information that they have obtained or may obtain from any other customer.  You agree that BofA is permitted, solely in connection with the services and transactions contemplated hereby, to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, or any of your or its respective affiliates that is or may come into the possession of BofA or any of such affiliates provided that such bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives are subject to the confidentiality provisions set forth above.

In connection with all aspects of each transaction contemplated by this Letter Agreement, you acknowledge and agree that (i) the Bridge Facility, the Alternative Debt Financing (if arranged by BofA) and any related arranging or other services described in this Letter Agreement is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and BofA, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Letter Agreement; (ii) in connection with the process leading to such transaction, BofA is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) BofA has not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether BofA has advised or is currently advising you or your affiliates on other matters) and BofA has no any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Letter Agreement; (iv) BofA and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and BofA and its affiliates have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) BofA has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Bridge Facility or the Alternative Debt Financing shall be executed and delivered, and notwithstanding the termination of this Letter Agreement or any commitment or undertaking of BofA hereunder provided that such obligations shall be superseded by the definitive documentation for the Bridge Facility or Alternative Debt Financing, as applicable.

This Letter Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Letter Agreement by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Each of you and BofA hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Letter Agreement, the Transaction and the other transactions contemplated hereby or the actions of BofA and its affiliates in the negotiation, performance or enforcement hereof.

This Letter Agreement, together with the Summary of Terms, embodies the entire agreement and understanding among BofA and you with respect to the Transaction and supersedes all prior agreements and understandings relating to the subject matter hereof.  However, please note that the terms and conditions of the undertaking of BofA hereunder are not limited to those set forth herein.  Those matters that are not covered or made clear herein or the Summary of Terms are subject to mutual agreement of the parties.  No party has been authorized by BofA to make any oral or written statements that are inconsistent with this Letter Agreement.

This Letter Agreement is not assignable by you without our prior written consent and is intended to be solely for the benefit of you, your successors, Spin Co., the parties hereto and the Indemnified Parties.

This Letter Agreement and all commitments and undertakings of BofA hereunder will expire at 4:00 p.m. (New York City time) on January 24, 2006, unless you execute this Letter Agreement and return it to us prior to that time.  Thereafter, this Letter Agreement will terminate on the earliest of (a) the Termination Date (as defined in the Merger Agreement), (b) the termination of the Merger Agreement and (c) the closing of the Merger Financing without the use of the proceeds of the Bridge Facility.

[signature blocks on following page]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANC OF AMERICA MEZZANINE CAPITAL LLC

By:	/s/ Stephen T. Monahan
Name: Stephen T. Monahan
Title: Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Scott Dolgoff
Name: Scott Dolgoff
Title: Principal

THE PROVISIONS OF THIS COMMITMENT
LETTER ARE ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

Regis Corporation

By:	/s/ Kyle Didier
Name: Kyle Didier
Title: Vice President – Finance

Project Pie	Confidential

ANNEX

Conditions Precedent

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Letter Agreement to which this is attached

CONDITIONS PRECEDENT
TO CLOSING:	The obligations of BAMC under the Letter Agreement to provide the Bridge Facility, if required, will be subject to the satisfaction of the following:

(i)

The Bridge Facility will be funded, if at all, contemporaneously with the closing of the Merger Financing. The final terms and conditions of each aspect of the Merger Transaction, including, without limitation, all tax aspects thereof, shall be as set forth in the Merger Agreement.

(ii)

BAS shall have received reasonably satisfactory opinions of counsel to the Company (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Bridge Facility) and of appropriate local counsel and such corporate resolutions, certificates and other documents as BAS shall reasonably require.

(iii)

Subject to the limitations in the Commitment Letter, all accrued fees and out-of-pocket expenses of BofA (including the fees and expenses of counsel for BofA) to the extent invoiced to the Company shall have been paid.

Banc of America Securities LLC

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